Ruth’s Hospitality Group, Inc. Announces Appointment of

New President and Chief Executive Officer

-Twenty Five Year Industry Veteran to Lead Company-

HEATHROW, Fla.--(BUSINESS WIRE)—August 5, 2008—The Board of Directors of Ruth's Hospitality Group, Inc. (Nasdaq: RUTH) today announced the appointment of Michael P. O’Donnell as President and Chief Executive Officer. In his new role, O’Donnell will be responsible for the overall strategic and operational direction of the company.

Robin P. Selati, Chairman of the Board, said, “On behalf of the entire Board I’d like to welcome Mike to Ruth’s Hospitality Group. Over his 25 year career in the restaurant business, he has served as President and Chief Executive Officer of five diverse companies with multiple brands and franchise operations. He has also operated through numerous economic cycles and has consistently delivered strong results. Mike has proven that he has the experience, leadership skills and enthusiasm to work well with our experienced team and dedicated franchisees to optimize the potential of our great brands and build long term value for all stakeholders.”

Mr. O’Donnell’s most recent leadership experience includes serving as the Chief Executive Officer, President and Chairman of the Board of Champps Entertainment, Inc., an experience that culminated in the successful sale of the company to Fox and Hound Restaurant Group in late 2007. Prior to that, he held the position of President, Chief Executive Officer and Director of Sbarro, Inc, where he was responsible for all operational and strategic aspects of managing more than 1,000 restaurants including Sbarro, Boulder Creek Steak & Saloon, Rothmann’s Steakhouse and Carmela’s of Brooklyn brands, in 46 states and 34 countries. Mr. O’Donnell’s experience at Sbarro culminated in the successful sale of the company to a private equity firm in early 2005, a transaction that resulted in significant value creation for the existing shareholders of Sbarro.

Prior to that, Mr. O’Donnell held the position of President and Chief Executive Officer of New Business at Outback Steakhouse, Inc, where he had full responsibility for all non-Outback Steakhouse brands, including Roy’s, Fleming’s Prime Steakhouse and Wine Bar, Carrabba’s Italian Grill and Cheeseburger in Paradise. Prior to that, he served as President of the Roy’s brand at Outback Steakhouse, Inc.

“I’m very excited to be joining Ruth’s Hospitality Group. I believe that both Ruth’s Chris and Mitchell’s are great brands with terrific return on capital characteristics and significant expansion potential. The teams at both brands have been doing an excellent job in a challenging environment and I’m looking forward to working with them to realize the full potential of these great assets,” said O’Donnell. “I also appreciate the fact that I will be working with an experienced, dedicated and successful group of franchisees at Ruth’s Chris that is highly committed to perpetuating the wonderful legacy established by Ruth Fertel. Finally, I relish the opportunity to work closely with the Board at Ruth’s Hospitality Group to deliver the value that our shareholders deserve.”

In addition to his role as President and CEO, Mr. O’Donnell will serve as a full voting member of the Board of Directors. His appointment to these positions is effective as of August 7, 2008.

About Ruth's Hospitality Group:

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 145 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.